Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES FIRST QUARTER PRODUCTION

10% increase in silver production over Q4 2022

FOR IMMEDIATE RELEASE

April 13, 2023

COEUR D’ALENE, IDAHO — Hecla Mining Company (NYSE:HL) today announced its preliminary silver and gold production and progress on Keno Hill for the first quarter of 2023.1

HIGHLIGHTS (1st Quarter 2023 compared to 4th Quarter 2022)

•	10% increase in silver production and as anticipated 9% decrease in gold production.

•	Greens Creek silver production increased 14%.

•	Lucky Friday silver production increased 3%.

•	Lead production increased 6%, zinc production unchanged.

•	Development at Keno Hill 30% more than the fourth quarter.

“Hecla’s silver mines delivered another strong operational quarter with new milestones achieved at both Greens Creek and Lucky Friday,” said Phillips S. Baker, Jr., President and CEO. “Greens Creek set a new quarterly throughput record as we continue our work towards achieving 2,600 tpd while Lucky Friday reported its fourth consecutive quarter of silver production exceeding 1 million ounces. Keno Hill’s increased development keeps it on track for commencing production in the third quarter, so silver production is expected to be in excess of 2.5 million ounces for the year.”

Baker continued, “This quarter’s production growth is an important step toward producing approximately 17 million ounces of silver this year and increasing production to 20 million ounces by 2025, allowing Hecla to continue to be the world’s fastest growing established silver producer.”

OPERATIONS

Greens Creek

The Greens Creek mine produced 2.8 million ounces of silver and 14,885 ounces of gold in the first quarter, an increase of 14% and 15%, respectively, over the fourth quarter of 2022. The mill achieved a new throughput record of 2,591 tons per day (tpd) for the quarter. Increased silver production was due to a combination of higher throughput, a 3% increase in grade, and a 9% increase in recovery. Increased gold production was attributable to higher throughput and recovery partially offset by lower grades.

Lucky Friday

The Lucky Friday mine produced 1.3 million ounces of silver in the first quarter of 2023, compared to 1.2 million ounces produced in the fourth quarter (a 3% increase). The increase is primarily attributable to a 5% increase in mill throughput. Mill throughput of 1,059 tpd in the first quarter of 2023 continued to build upon multiple milestones achieved in 2022, as the mine strives to achieve annual throughput of 425,000 tons.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com	1

Casa Berardi

The Casa Berardi mine produced 24,686 ounces of gold in the first quarter of 2023, an anticipated decline of 20% compared to 30,709 ounces in the fourth quarter. Gold production declined primarily due to a 31% decline in underground tons processed and 14% lower underground grades, partially offset by 27% higher surface tons processed. The mill operated at an average of 4,768 tpd, an increase of 4% over the prior quarter.

Keno Hill

At the Keno Hill mine, development remains on pace for a third quarter mill start. Planned development before starting production is 65% complete. Ore is beginning to be mined to create a stockpile to provide operational flexibility on startup. The mill is undergoing a variety of minor modifications with more planned, as well as testing various areas of the mill before starting production. Throughput is projected to reach 440 tpd by the end of the year with silver production forecast to exceed 2.5 million ounces. Initial production is expected to come from the Flame & Moth deposit followed by the higher grade Bermingham deposit.

PRODUCTION SUMMARY

	Three Months Ended
	March 31,	December 31,
	2023	2022
Production			Increase/(Decrease)
Silver (oz)	4,041,878	3,663,433	10%
Gold (oz)	39,571	43,699	(9)%
Lead (tons)	13,236	12,456	6%
Zinc (tons)	15,795	15,892	(1)%
Greens Creek - Silver (oz)	2,772,860	2,433,274	14%
Greens Creek - Gold (oz)	14,885	12,990	15%
Lucky Friday - Silver (oz)	1,262,464	1,224,199	3%
Casa Berardi - Gold (oz)	24,686	30,709	(20)%

(1)	See cautionary statement regarding preliminary statements at the end of this release.
(2)	Silver and gold equivalent calculation based on the respective average annual metal prices as follows: $22.56 for Ag, $1,888.63 for Au, $0.97 for Pb, and $1.42 for Zn.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

Cautionary Statements Regarding Estimates and Forward-Looking Statements

All measures of the Company’s first quarter 2023 operating results contained in this release are preliminary and reflect the Company’s expected results as of the date of this release. Actual reported first quarter 2023 results are subject to management’s final review as well as review by the Company’s independent registered accounting firm and may vary significantly from current expectations because of a number of factors, including, without limitation, additional or revised information and changes in accounting standards or policies or in how those standards are applied.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com	2

Statements made or information provided in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, and “forward-looking information” within the meaning of Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) Keno Hill will achieve complete ramp-up in 2023 to 440 tpd and production will exceed 2.5 million ounces in 2023 and (ii) the Company will produce 17 million ounces of silver in 2023, increasing to 20 million ounces by 2025. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain price assumptions for gold, silver, lead and zinc; (v) prices for key supplies being approximately consistent with current levels; (vi) the accuracy of our current mineral reserve and mineral resource estimates; (vii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (viii) sufficient workforce is available and trained to perform assigned tasks; (ix) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (x) relations with interested parties, including Native Americans, remain productive; and (xi) factors do not arise that reduce available cash balances.

In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company’s 2022 Form 10-K filed on February 17, 2023 for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Anvita M. Patil

Vice President – Investor Relations and Treasurer

Cheryl Turner

Communications Coordinator

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: www.hecla.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla.com	3